Exhibit 32.2

Certification pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

I, David Obstler, the Chief Financial Officer, Executive Vice President of Corporate Development & Strategy and Treasurer of Pinnacor Inc. (the “Company”), certify that (i) the Company’s 10-Q for the quarter ended September 30, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such 10-Q fairly presents, in all material respects, the financial condition and results of operations of Pinnacor Inc.

/s/ David Obstler
David Obstler, CFO, EVP of Corp. Development & Strategy and Treasurer
Date: November 14, 2003

A signed original of this written statement required by Section 906 has been provided to Pinnacor Inc. and will be furnished to the SEC upon request.